COMPARISON OF CHANGE IN VALUE OF $10,000 INVESTMENT IN DREYFUS
DISCIPLINED EQUITY INCOME FUND RESTRICTED SHARES WITH THE
STANDARD AND POOR'S 500 COMPOSITE STOCK PRICE INDEX AND THE
LIPPER EQUITY INCOME FUND INDEX

EXHIBIT A:

              DREYFUS
            DISCIPLINED    STANDARD &
              EQUITY       POOR'S 500     LIPPER
               INCOME       COMPOSITE     EQUITY
                FUND          STOCK       INCOME
  PERIOD    (RESTRICTED       PRICE        FUND
              SHARES)        INDEX*       INDEX*

  9/2/94          10,000         10,000     10,000
 10/31/94          9,950          9,975      9,864
 10/31/95         12,286         12,609     11,631
 10/31/96         15,257         15,645     13,944
 10/31/97         20,192         20,667     17,660



* Source: Lipper Analytical Services, Inc.